SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c),
                AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                               (Amendment No. 1 )*


                        Coley Pharmaceutical Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    19388P106
                              -------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [ ]   Rule 13d-1(c)
         [X]   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 2 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM III Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,223,064
--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 3 of 32
-------------------                                       ----------------------



--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM Management III Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,223,064

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 4 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM Capital Corporation

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,223,064

--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 5 of 32
-------------------                                       ----------------------



--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM Medical Ventures GmbH & Co. KG
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,223,064

--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 6 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM IV GmbH & Co. KG
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [ ]
                                                                (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,223,064

--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 7 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM IV Management GmbH & Co. KG
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,223,064

--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 8 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM V Life Science Ventures GmbH & Co. KG
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF                ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                                ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,223,064

--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 9 of 32
-------------------                                       ----------------------



--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM V Life Science Ventures Management GmbH & Co. KG
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,223,064

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 10 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM Capital GmbH
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,223,064

--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 11 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Hubert Birner
--------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,960,735
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,960,735
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,960,735

--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 12 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gert Caspritz
--------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                4,221
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,324,012
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  4,221
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,324,012
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,328,233
--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.8%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 13 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Mark Cipriano
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,960,735
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,960,735
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,960,735

--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 14 of 32
-------------------                                       ----------------------



--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John DiBello
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                2,546
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  2,546
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,225,610

--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 15 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stefan Fischer
--------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,960,735
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,960,735
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,960,735

--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 16 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Alexandra Goll
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) [ ]
                                                              (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                582
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  582
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,223,646

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 17 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen Hoffman
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,960,735
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,960,735
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,960,735

--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 18 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        David Poltack
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,960,735
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,960,735
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,960,735

--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 19 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Helmut Schuhsler
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [ ]
                                                                (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                8,914
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  8,914
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,231,978

--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.1%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 20 of 32
-------------------                                       ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bernd Seibel
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) [ ]
                                                              (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                2,546
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,223,064
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  2,546
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,223,064
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,225,610

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 21 of 32
-------------------                                       ----------------------


Item 1(a).    Name of Issuer:
              --------------

              Coley Pharmaceutical Group, Inc. (the "Issuer").

Item 1(b).    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              93 Worcester Street, Suite 101
              Wellesley, Massachusetts 02481

Item 2(a).    Name of Persons Filing:
              ----------------------

               This statement is filed by TVM III Limited Partnership ("TVM III"); TVM Management III Limited Partnership, which is the sole general partner of TVM III ("TVM Management III"); TVM Capital Corporation ("TVM Capital"), which is the sole general partner of TVM Management III; TVM IV GmbH & Co. KG ("TVM IV"); TVM IV Management GmbH & Co. KG, the managing limited partner and investment committee of TVM IV ("TVM IV Management"); TVM Medical Ventures GmbH & Co. KG ("TVM Medical Ventures"); TVM V Life Science Ventures GmbH & Co. KG ("TVM V LS"); TVM V Life Science Ventures Management GmbH & Co. KG, the managing limited partner and investment committee of TVM Life Science ("TVM V LS Management"); and TVM Capital GmbH, the sole general partner of TVM IV and TVM V LS, as well as the sole general partner and investment committee of TVM Medical Ventures; John DiBello ("DiBello"); Alexandra Goll ("Goll"); Helmut Schuhsler ("Schuhsler") and Bernd Seibel ("Seibel") who are directors and executive officers of TVM Capital and members of TVM Capital GmbH (collectively the "TVM III/MV Managers"); Dr. Gert Caspritz ("Caspritz") who, together with the TVM III/MV Managers are limited partners of, and serve as members of the investment committee of TVM IV Management (collectively, the "TVM IV Managers"); Hubert Birner ("Birner"); Caspritz; Mark Cipriano ("Cipriano"); DiBello; Stefan Fischer ("Fischer"); Goll; Stephen Hoffman ("Hoffman"); David Poltack ("Poltack"); Schuhsler and Seibel who are limited partners of, and serve as members of the investment committee of TVM V LS Management (collectively, the "TVM V LS Managers"). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively referred to as the "Reporting Persons."

Item 2(b).    Address of Principal Business Office or, if None, Residence:
              -----------------------------------------------------------

               The principal address for TVM III, TVM Management III, TVM Capital, Caspritz, Cipriano, DiBello, Hoffman and Poltack is 101 Arch Street, Suite 1950, Boston, MA 02110. The principal address for TVM Medical Ventures, TVM IV, TVM IV Management, TVM V LS, TVM V LS Management, TVM Capital GmbH, Bernier, Fischer, Goll, Schuhsler and Seibel is Maximilianstrasse 35/Eingang C, 80539 Munchen, Germany.

Item 2(c).    Citizenship:
              -----------

              TVM III and TVM Management III are limited partnerships organized under the laws of the state of Delaware. TVM Capital is a corporation organized under the laws of the state of Delaware. TVM IV, TVM IV Management, TVM Medical Ventures, TVM V LS and TVM V
              LS Management are German limited partnerships, and TVM Capital GmbH is a German limited liability company. Each of Cipriano, DiBello, Hoffman and Poltack is a citizen of the United States

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 22 of 32
-------------------                                       ----------------------


              and each of Bernier, Caspritz, Fischer, Goll, Schuhsler and Seibel are citizens of Germany.

Item 2(d).    Title of Class of Securities:
              ----------------------------

              Common Stock, $.01 par value per share (the "Common Stock").

Item 2(e).    CUSIP Number: 19388P106
              ------------

Item 3.       If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b)
              ----------------------------------------------------------------
              or (c), Check Whether the Person filing is a:
              --------------------------------------------

              Not applicable.

Item 4.       Ownership.
              ---------

              (a) Amount Beneficially Owned:

              TVM III is the record owner of 372,242 shares of Common Stock and a warrant to purchase 183,993 shares of Common Stock exercisable within 60 days as of December 31, 2006 (the "TVM III Shares"). As the sole general partner of TVM III, TVM Management III may be deemed to own beneficially the TVM III Shares. As the general partner of TVM Management III, TVM Capital likewise may be deemed to own beneficially the TVM III Shares. As the individual executive officers and directors of TVM Capital, each of the TVM III/MV Managers also may be deemed to own beneficially the TVM III Shares.

              TVM Medical Ventures is the record owner of 342,817 shares of Common Stock as of December 31, 2006 (the "TVM Medical Ventures Shares"). As the sole general partner and investment committee of TVM Medical Ventures, TVM Capital GmbH may be deemed to own beneficially the TVM Medical Ventures Shares. As the individual members of TVM Capital GmbH, each of the TVM III/MV Managers also may be deemed to own beneficially the TVM Medical Ventures Shares.

              TVM IV is the record owner of 336,667 shares of Common Stock and a warrant to purchase 26,610 shares of Common Stock exercisable within 60 days as of December 31, 2006 (the "TVM IV Shares"). As the sole general partner of TVM IV, TVM Capital GmbH may be deemed to own beneficially the TVM IV Shares and as the managing limited partner of TVM IV, TVM IV Management likewise may be deemed to own beneficially the TVM IV Shares. As the limited partners and members of the investment committee of TVM IV Management, each of the TVM IV Managers also may be deemed to own beneficially the TVM IV Shares.

              TVM V LS is the record owner of 1,721,245 shares of Common Stock and a warrant to purchase 239,490 shares of Common Stock exercisable within 60 days as of December 31, 2006 (the "TVM V LS Shares"). As the sole general partner of TVM V LS, TVM Capital GmbH may be deemed to own beneficially the TVM V LS Shares and as the managing limited partner of TVM V LS, TVM V LS Management likewise may be deemed to own beneficially the TVM V LS Shares. As the limited partners and members of the investment committee of TVM V LS Management, each of the TVM V LS Managers also may be deemed to own beneficially the TVM V LS Shares.

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 23 of 32
-------------------                                       ----------------------


              As of December 31, 2006, Caspritz is the record owner of 4,221 shares of Common Stock (the "Caspritz Shares"). Accordingly Caspritz may be deemed to be the beneficial owner of the Caspritz Shares in addition to the TVM IV Shares and the TVM V LS
              Shares, for a total of 2,328,233 shares of Common Stock.

              As of December 31, 2006, DiBello is the record owner of 2,546 shares of Common Stock (the "DiBello Shares"). Accordingly DiBello may be deemed to be the beneficial owner of the DiBello Shares in addition to the TVM III Shares, the TVM Medical Ventures Shares, the TVM IV Shares and the TVM V LS Shares, for a total of 3,225,610 shares of Common Stock.

              As of December 31, 2006, Goll is the record owner of 582 shares of Common Stock (the "Goll Shares"). Accordingly Goll may be deemed to be the beneficial owner of the Goll Shares in addition to the TVM III Shares, the TVM Medical Ventures Shares, the TVM IV Shares and the TVM V LS Shares, for a total of 3,223,646 shares of Common Stock.

              As of December 31, 2006, Schuhsler is the record owner of 8,914 shares of Common Stock (the "Schuhsler Shares"). Accordingly Schuhsler may be deemed to be the beneficial owner of the Schuhsler Shares in addition to the TVM III Shares, the TVM Medical Ventures Shares, the TVM IV Shares and the TVM V LS Shares, for a total of 3,231,978 shares of Common Stock.

              As of December 31, 2006, Seibel is the record owner of 2,546 shares of Common Stock (the "Seibel Shares"). Accordingly Seibel may be deemed to be the beneficial owner of the Seibel Shares in addition to the TVM III Shares, the TVM Medical Ventures Shares, the TVM IV Shares and the TVM V LS Shares, for a total of 3,225,610 shares of Common Stock.

               As of December 31, 2006, by virtue of their relationship as affiliated entities, whose controlling entities have overlapping
               individual controlling  persons,  Birner,   Cipriano,   Fischer,
               Hoffman and Poltack may be deemed to share the power to direct the disposition and vote of the TVM V LS Shares for an aggregate of 1,960,735 shares.


              (b) Percent of Class:

              See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 26,325,606 shares of Common Stock reported to be outstanding as of November 8, 2006 in the Issuer's most recently filed Form 10-Q as filed with the SEC on November 8, 2006, as adjusted pursuant to Rule 13d-3(d)(1).

              (c) Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote: See line 5 of cover sheets.

                    (ii) shared power to vote or to direct the vote: See line 6 of cover sheets.

                   (iii) sole power to dispose or to direct the disposition:
                         See line 7 of cover sheets.

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 24 of 32
-------------------                                       ----------------------




                    (iv) shared power to dispose or to direct the disposition:
                         See line 8 of cover sheets.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock, except for the shares, if any, such Reporting Person holds of record.

Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not applicable.

Item 7.       Identification and Classification of the Subsidiary Which
              ---------------------------------------------------------
              Acquired the Security Being Reported on by the Parent Holding
              -------------------------------------------------------------
              Company or Control Person.
              -------------------------

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.
              ---------------------------------------------------------

              Not applicable. The Reporting Persons expressly disclaim membership in a group as used in Rule 13d-5(b)

Item 9.       Notice of Dissolution of Group.
              ------------------------------

              Not applicable.

Item 10.      Certification.
              -------------

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 25 of 32
-------------------                                       ----------------------


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2007



TVM III LIMITED PARTNERSHIP

By: TVM Management III Limited Partnership, its General Partner

By: TVM Capital Corporation, its General Partner


By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer


TVM MANAGEMENT III LIMITED PARTNERSHIP

By: TVM Capital Corporation, its General Partner


By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer


TVM CAPITAL CORPORATION


By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer


TVM MEDICAL VENTURES GMBH & CO. KG

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Managing Limited Partner


By:      /s/ David Poltack
         -----------------------------------
         Name:  David Poltack
         Title: Authorized Signatory

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 26 of 32
-------------------                                       ----------------------


TVM IV GMBH & CO. KG

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Managing Limited Partner


By:      /s/ Gert Caspritz
         -----------------------------------
         Name:  Gert Caspritz
         Title: Managing Limited Partner



TVM IV MANAGEMENT GMBH & CO. KG

By: TVM Capital GMBH, its General Partner

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Prokurist


TVM V LIFE SCIENCE GMBH & CO. KG

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Managing Limited Partner


By:      /s/ Gert Caspritz
         -----------------------------------
         Name:  Gert Caspritz
         Title: Managing Limited Partner



TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG

By: TVM Capital GMBH, its General Partner

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Prokurist



TVM CAPITAL GMBH

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Prokurist

-------------------                                       ----------------------
CUSIP No. 19388P106                13G                    Page 27 of 32
-------------------                                       ----------------------



/s/Hubert Birner
-----------------------------------------------------
Hubert Birner


/s/ Stefan Fischer
-----------------------------------------------------
Stefan Fischer


/s/ Alexandra Goll
-----------------------------------------------------
Alexandra Goll


/s/ Stephen Hoffman
-----------------------------------------------------
Stephen Hoffman


/s/ Helmut Schuhsler
-----------------------------------------------------
Helmut Schuhsler



/s/ Bernd Seibel
-----------------------------------------------------
Bernd Seibel

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 28 of 32
-------------------                                       ----------------------



/s/ Gert Caspritz
-----------------------------------------------------
Dr. Gert Caspritz



/s/ Mark Cipriano
-----------------------------------------------------
Mark Cipriano



/s/ John J. DiBello
-----------------------------------------------------
John J. DiBello



/s/ David Poltack
-----------------------------------------------------
David Poltack

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 29 of 32
-------------------                                       ----------------------


Exhibit 1
---------
                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Coley Pharmaceutical Group, Inc.

EXECUTED as a sealed instrument this 14th day of February, 2007.


TVM III LIMITED PARTNERSHIP

By: TVM Management III Limited Partnership, its General Partner

By: TVM Capital Corporation, its General Partner

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer


TVM MANAGEMENT III LIMITED PARTNERSHIP

By: TVM Capital Corporation, its General Partner


By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer


TVM CAPITAL CORPORATION


By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer


TVM MEDICAL VENTURES GMBH & CO. KG

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Managing Limited Partner


By:      /s/ David Poltack
         -----------------------------------
         Name:  David Poltack
         Title: Authorized Signatory

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 30 of 32
-------------------                                       ----------------------


TVM IV GMBH & CO. KG

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Managing Limited Partner


By:      /s/ Gert Caspritz
         -----------------------------------
         Name:  Gert Caspritz
         Title: Managing Limited Partner



TVM IV MANAGEMENT GMBH & CO. KG

By: TVM Capital GMBH, its General Partner

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Prokurist


TVM V LIFE SCIENCE GMBH & CO. KG

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Managing Limited Partner


By:      /s/ Gert Caspritz
         -----------------------------------
         Name:  Gert Caspritz
         Title: Managing Limited Partner



TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG

By: TVM Capital GMBH, its General Partner

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Prokurist



TVM CAPITAL GMBH

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Prokurist

------------------                                        ----------------------
CUSIP No. 19388P106                 13G                    Page 31 of 32
------------------                                        ----------------------


/s/Hubert Birner
-----------------------------------------------------
Hubert Birner


/s/ Stefan Fischer
-----------------------------------------------------
Stefan Fischer


/s/ Alexandra Goll
-----------------------------------------------------
Alexandra Goll


/s/ Stephen Hoffman
-----------------------------------------------------
Stephen Hoffman


/s/ Helmut Schuhsler
-----------------------------------------------------
Helmut Schuhsler



/s/ Bernd Seibel
-----------------------------------------------------
Bernd Seibel

-------------------                                       ----------------------
CUSIP No. 19388P106                 13G                    Page 32 of 32
-------------------                                       ----------------------



/s/ Gert Caspritz
-----------------------------------------------------
Dr. Gert Caspritz



/s/ Mark Cipriano
-----------------------------------------------------
Mark Cipriano



/s/ John J. DiBello
-----------------------------------------------------
John J. DiBello



/s/ David Poltack
-----------------------------------------------------
David Poltack